EXHIBIT 23.1

INDEPENDENT AUDITORS’ REPORT ON SCHEDULE AND CONSENT

The Board of Directors

CardioDynamics International Corporation:

The audits referred to in our report dated January 20, 2004 included the related financial statement schedule as of November 30, 2003 and for each of the years in the three-year period ended November 30, 2003, included in the 2003 Annual Report on Form 10-K. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in registration statements Nos. 333-40969, 333-38920, 333-38922 and 333-70902 on Form S-8 and Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916 and 333-104236 on Form S-3 of CardioDynamics International Corporation of our report dated January 20, 2004, relating to the balance sheets of CardioDynamics International Corporation as of November 30, 2003 and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2003, and the financial statement schedule, which reports appear in the November 30, 2003, Annual Report on Form 10-K of CardioDynamics International Corporation.

/s/ KPMG LLP

San Diego, California

February 29, 2004